EXHIBIT 10.5

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2023

SUMMARY OF PERQUISITES FOR EXECUTIVE OFFICERS
OF PEOPLES BANCORP INC.

Peoples Bancorp Inc. ("Peoples") maintains an Executive Health Program, which provides an opportunity for each executive officer to participate, on a voluntary basis, in a comprehensive medical screening annually at the expense of Peoples. The objective of the Executive Health Program is the early identification of potential health problems and the prompt, expert treatment of any medical problems detected, thereby mitigating the negative potential impact on Peoples' financial performance or current management succession plans. Peoples offers a limited reimbursement for fitness club memberships, which is available to all employees, and is part of an overall wellness initiative at Peoples. In 2023, named executive officers participated in a wellness incentive program, available to all Peoples medical plan participants, which provided up to a one-time $1,250 payment to a Health Savings or Flexible Spending Account, depending upon individual compliance with the program’s requirements, which include wellness related activities.
Based on business need, on a case-by-case basis, the Compensation Committee of Peoples' Board of Directors has granted the use of a company-paid automobile and/or country club membership to certain executive officers to further business development on behalf of Peoples and our shareholders. Personal use of a company-paid automobile is reported as income to the executive officer. Expenses relating to personal use of the country club amenities are either reimbursed to Peoples or paid by the named executive officer.
On a case-by-case basis, the Compensation Committee will approve the payment of or reimbursement to an executive officer for moving expenses and temporary housing as part of the executive officer's recruitment package.